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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                         (Amendment No. _____________ )*

                   THE BANK OF KENTUCKY FINANCIAL CORPORATION
               --------------------------------------------------
                                (Name of Issuer)


                                  Common Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    062896105
                   ------------------------------------------
                                 (CUSIP Number)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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----------------------------
CUSIP No. 062896105                    13G
-------------------
----------------------------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           R C DURR    ###-##-####

--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                   (a) [_]
           N/A
                                                                   (b) [_]

--------------------------------------------------------------------------------
    3      SEC USE ONLY


--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           U S CITIZEN

--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER

                               313,725
        NUMBER OF
                      ----------------------------------------------------------
         SHARES          6     SHARED VOTING POWER
      BENEFICIALLY
          OWNED                0
         BY EACH
                      ----------------------------------------------------------
    REPORTING PERSON     7     SOLE DISPOSITIVE POWER
          WITH

                               613,049

                      ----------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER

                               0

                      ----------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           926,774

--------------------------------------------------------------------------------
   10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           N/A

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           15.6%

--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN

--------------------------------------------------------------------------------

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Item 1(a).      Name of Issuer: The Bank of Kentucky Financial Corporation


Item 1(b).      Address of Issuer's Principal Executive Offices:
                1065 Burlington Pike Florence, Kentucky 41042


Item 2(a).      Name of Person Filing:  R C Durr


Item 2(b).      Address of Principal Business Office or, if none,
                Residence:  1067 Richwood Road, Walton, Kentucky 41094


Item 2(c).      Citizenship:  U S Citizen


Item 2(d).      Title of Class of Securities:  Common


Item 2(e).      CUSIP Number
                062896105


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a: N/A

                (a)  [   ]   Broker or Dealer registered under Section 15 of
                             the Act

                (b)  [   ]   Bank as defined in section 3(a)(6) of the Act

                (c)  [   ]   Insurance Company as defined in section 3(a)(19) of
                             the Act

                (d)  [   ]   Investment Company registered under section 8 of
                             the Investment Company Act

                (e)  [   ]   Investment Advisor registered under section 203 of
                             the Investment Advisers Act of 1940


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         (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (S) 240.13d-1(b)(1)(ii)(F)

         (g) [ ] Parent Holding Company, in accordance with (S) 240.13d-1(b)(1)
                 (ii)(G)

         (h) [ ] Group, in accordance with (S) 240.13d-1(b)(1)(ii)(H)


Item 4.  Ownership:




         (a) Amount Beneficially Owned: 926,774



         (b) Percent of Class: 15.6%



         (c) Number of shares as to which such person has:

             (i)   sole power to vote or to direct the vote: 313,725

             (ii)  shared power to vote or to direct the vote: 0

             (iii) sole power to dispose or to direct the disposition of:
                   613,049

             (iv)  shared power to dispose or to direct the disposition of: 0

Item 5.  Ownership of Five Percent or Less of a Class: N/A



Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:  N/A



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company: N/A



Item 8.  Identification and Classification of Members of the Group:  N/A

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Item 9.   Notice of Dissolution of Group:  N/A



Item 10.  Certification:

              By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature:

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



01-27-03                                   /s/ R. C. Durr
----------------------------------------   -------------------------------------
Date

01/27/2003 - 0155902.01